UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July17, 2013

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to investors on July 17, 2013.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 17, 2013, which included IBM’s press release dated July 17, 2013.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 18, 2013

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2Q 2013 Highlights

Thank you for joining us today.

In the second quarter we reported revenue of $24.9 billion, and operating earnings per share of $3.22.  Our EPS includes a $1 billion charge for workforce rebalancing.  Excluding workforce rebalancing activity in both years, our operating EPS was $3.91, up 8 percent year to year.

We had good performance in our higher value, higher margin businesses, contributing to sequential improvement in our year-to-year revenue performance and to margin expansion.  Software returned to mid-single-digit growth.  In fact this was the best constant currency software growth since the first quarter of 2012.  Performance was led by 10 percent growth at constant currency in our key branded middleware and we gained share in all 5 brands.  In Services, GBS improved revenue performance and returned to growth at constant currency, while GTS revenue growth was consistent with last quarter.  With a significant amount of new business in the quarter, our total services backlog was up 7 percent at constant currency, or 3 percent at spot rates to $141 billion.  Our hardware performance was mixed.  We had strong performance in System z mainframe which generated double-digit revenue growth at constant currency.  Power and Storage had some modest improvement in year-to-year performance, though still declined.  Across our segments Smarter Planet was up over 25 percent, and cloud over 70 percent for the first half.  Business analytics growth improved this quarter to 11 percent with good performance across GBS and software.   These initiatives address key market trends, like mobile, social and big data.  From a geographic perspective, our growth markets performance was consistent with first quarter at 1 percent constant currency growth.  Major markets declined year to year, though improved from last quarter’s rate.

Overall, we improved our performance in several areas of the business this quarter, and our first half Operating EPS is nearly flat, and that’s after fully absorbing the $1 billion workforce rebalancing charge.  This puts us on a good footing as we enter the second half.

2013 Expectations

So let me spend a minute on our view of the full year.

Ninety days ago when we made our first quarter earnings announcement, we said that on an “all in” basis we expected at least $16.70 of operating EPS for the full year. We also said that excluding the second quarter workforce rebalancing charge and second half gain we felt confident that we could achieve at least $16.70 of EPS for the year.  As you’ll see, we’re taking this view of our business up 20 cents. So let me update that statement for new information.

First of all, the substantial second half gain that we were counting on in our “all in” view of EPS will not likely close by the end of this year, but we are still in active discussions.  As you know we have a very disciplined mergers and acquisitions process, we are not going to underprice or rush a divestiture simply to close within 2013.  Consequently, we need to fully absorb the workforce rebalancing charge in the “all in” view, without offset from this gain.  The value of this charge is roughly $0.65.

Based on our performance in the second quarter, our solid prospects for growth initiatives, tough decisions on spend management and potential tax settlements, we are increasing our full-year view of Operating EPS excluding the 2nd quarter workforce rebalancing charge by $0.20 to at least $16.90.  And I think this is a pretty positive statement given that currencies have moved significantly against us in the last couple of weeks, especially in those that are largely un-hedged such as the yen and emerging market currencies.

With that we’ve updated our “all in” view of the year to at least $16.25, with the net impact of $.45 driven by the elongated discussions for our larger divestiture project.  We are driving to our objective of at least $20 in 2015 on an “all in” basis and in our current view, will establish our 2014 trajectory off the 2013 base of $16.90.  In other words, we will position the “all in” view as if we closed the divestiture transaction to establish our future trajectory, since fundamentally, whether we close a large divestiture this year or not, will not have any effect on our ability to achieve our 2015 objective of at least $20 per share on an “all in” basis.

Key Financial Metrics

So now turning back to the second quarter, I’ll walk through the financial metrics. Our revenue growth at constant currency was down 1 percent.  This is a 2 point improvement from the first quarter rate driven by services, software and hardware.  We entered the quarter with a modest currency headwind, but it became more pronounced with the strengthening of the dollar.  When you look at the reported revenue for the quarter, currency impacted our revenue growth by 2 points, and at current spot rates, this increases to a 3 point impact in the second half.

Turning to the profit metrics, we expanded operating gross margin nearly a point and a half, led by services, and mix to more profitable segments.  The $1 billion workforce rebalancing charge impacts our PTI and net income dynamics.  Excluding the workforce rebalancing activity in both years for comparative purposes, our operating PTI was flat year to year with margin up eight tenths of a point.  Now, within this profit performance we absorbed a significant impact from currency movements.  This has a greater impact to us when the Yen devalues sharply because of the limited cross-border cash flows that we can hedge.  At current spot rates, the currency impact will continue.  IBM’s tax rate in the quarter includes a discrete benefit associated with a tax ruling received this quarter.  And so our operating net income, excluding the impact of the workforce rebalancing activity was up 3 percent, with margin expansion of 1.1 points.  With over $12 billion in gross share repurchase over the last 12 months we reduced our share count by 4 percent.

Operating EPS Bridge — 2Q12 to 2Q13

When you look at the major year-to-year drivers of our second quarter operating EPS performance, the 3 percent decline in revenue at constant margin impacted our earnings growth by 12 cents.  The contribution from margin, excluding this year’s charge was 24 cents but this was more than offset by a 59 cent year-to-year impact from higher workforce rebalancing charges.  The lower share count contributed an additional 18 cents.  So operating EPS of $3.22 was down 8 percent.  You can see the Operating EPS excluding workforce rebalancing is $3.91, which is up 8 percent year to year on a comparative basis.

Revenue by Geography

Now I’ll get into the results, starting with revenue by geography on a constant currency basis.  Americas’ revenue was down 3 percent, with declines in both the US and Canada though both improved the growth rate slightly from last quarter.  But once again, we had really strong performance in Latin America, led by Brazil.  Our EMEA revenue was down 1 percent that’s 3 points better than our growth rate in the first quarter.   We had improvement in the growth rate of several of the major countries.  UK and Spain not only improved, but grew in the quarter.    In Asia Pacific, revenue was flat.  Within that Japan’s revenue was up 3 percent, with good performance across hardware, software and services.  This was the third consecutive quarter of revenue growth, so clearly the team in Japan has done a great job to return the business to growth.  Growth markets revenue was up 1 percent.  In the first half we’ve had strength in Latin America, and the Middle East and Africa region.  But declines in some of our larger markets like China and Australia have impacted the overall performance.

Revenue and Gross Profit Margin by Segment

Turning to revenue by segment, year-to-year constant currency revenue performance in our combined services businesses improved from the first quarter.  At constant currency, GBS performance improved a couple of points led by Consulting and Systems Integration, while GTS revenue growth was unchanged.   In Software, we had broad-based strength across our strategic brands led by our offerings in smarter commerce, social business, security, and storage management.  In Systems and Technology, we had good performance in System z mainframe.  While we had some improvements in Power and storage, they continued to decline.

Looking at our gross profit our operating gross margin improved almost a point and a half driven by a combination of good margin expansion in services and software, and an improving segment mix.

Now let’s take a look at our expense profile.

Expense Summary

Our Total Operating Expense and Other Income was up 11 percent, or down 1 percent excluding the year-to-year impact of workforce rebalancing charges; so, well-managed on an operating view.  Acquisitions over the last 12 months drove 1 point of expense growth.  Currency contributed a point of expense decline, driven almost entirely by translation.  Consequently, our base expense, excluding currency and acquisitions, was better by 2 points excluding the charges.

The workforce rebalancing is the one item in expense that had significant year-to-year impact to our profit.  This year’s charge was about $1 billion, in line with what we told you back in April.  This compares to last year’s rebalancing charge of about $150 million, so about an $850 million impact to profit year to year.  We’ll see some of the benefit from the rebalancing activity in the second half.  Now I want to comment on the impact of currency this quarter.

In the second quarter the hedge activity was fairly neutral year to year, with modest gains in both periods.  The dollar strengthened against many currencies, but we were significantly impacted by the depreciation of the Yen.  Because our business in Japan is more heavily skewed to local services, we have less ability to hedge cross-border cash flows as compared to most other countries.  I mentioned this last quarter, but the year-to-year profit impact was much larger in the second quarter.  This would continue at current spot rates through the rest of the year.  We saw a similar trend in other growth markets countries.

So now let me go into the segments.

Services Segments

This quarter the two Services segments generated $14 billion in revenue. Pre-tax profit was down 17 percent reflecting the impact of the workforce rebalancing charge.  Excluding workforce rebalancing in both years, profit was up 2 percent and pre-tax margin expanded just over a point.  Total backlog was $141 billion, up 3 percent at spot rates but up 7 percent at constant currency. Backlog again grew in both the transactional and outsourcing businesses, and in fact we had the best growth of our book of business at constant currency in 4 years.  Within that, both major markets and growth markets grew backlog this quarter, and our major markets accelerated their growth at constant currency from last quarter.  We had 15 deals over $100 million, including a megadeal in Europe.

Turning to the two segments, Global Technology Services revenue was $9.5 billion, down 5 percent, or down 2 percent at constant currency.  Our Outsourcing business was down 3 percent at constant currency, with the bulk of this decline driven by previous actions to restructure lower margin contracts.  While this impacted revenue, it raised the profitability of the outsourcing portfolio.  We’ll wrap on the year-to-year dynamics in the second half, though the business will continue to operate at this higher profit base.  For the quarter we estimate the impact to revenue to be about a point and a half to GTS, and a point to Services in total.  In Integrated Technology Services, revenue was up 1 percent at constant currency, led by Japan with its third consecutive quarter of double-digit growth.

Last week we closed the acquisition of SoftLayer Technologies, the world’s largest privately held cloud computing infrastructure provider.  As businesses add public cloud capabilities to their on-premise IT systems, they need enterprise-grade reliability, security and management.  IBM has built a portfolio of high-value private, public and hybrid cloud offerings.  With SoftLayer, IBM will accelerate the build-out of our public cloud infrastructure to give clients the broadest choice of cloud offerings to drive business innovation.

This quarter GTS pre-tax profit declined, but adjusting for the workforce rebalancing activity, profit was up 3 percent and pre-tax margin was higher year to year by 1.3 points.  On this basis, margin expansion reflects improved efficiency and productivity as well as tough-minded spend actions.

Turning to Global Business Services, revenue was $4.6 billion, down 1 percent as reported and up 2 percent at constant currency.  This represents an improvement of 2 points at constant currency from last quarter’s year-to-year rate.  From a geographic perspective, North America led the improvement and was up mid-single digits.  Growth markets and Japan continued to drive solid performance and Europe slowed its rate of decline versus last quarter.

Looking at the GBS business by our two major categories, we had good results across the portfolio.  Within the Digital Front Office we again delivered double-digit growth across the initiatives business analytics, Smarter Planet, and cloud. And within our back office solutions that we call the Globally Integrated Enterprise we’ve returned to growth in implementation services that support the traditional packaged applications.

Turning to profit, adjusting for workforce rebalancing activity, GBS profit grew 2 percent year to year and PTI margin expanded by half a point.

So to wrap up Services, growth initiatives continued to perform well, and we’re investing to accelerate our transformation.  We’ve made good progress in transition areas like traditional packaged application implementations, and have largely wrapped on the outsourcing contract restructuring.  And we’re entering the second half with the strongest backlog growth at constant currency in years.

Software Segment

Software revenue of $6.4 billion was up 4 percent year to year, or 5 percent at constant currency.  Software PTI was down 2 percent year to year or on an adjusted basis, was up 6 percent to $2.7 billion.

Key Branded Middleware, which was over two thirds of total software revenue, grew 9 percent, or 10 percent at constant currency.  Each of the five key brands gained share in the second quarter, and four of the five grew double digits at constant currency.  We have built a portfolio of solutions that target the faster growing segments of the market, including mobile, social and security.  Differentiated by advanced analytics, these solutions provide value to a new set of IT buyers in the front office.  And many of these are delivered through our SaaS offerings, which were up over 50 percent this quarter.  Now, let me take you through the key brands.

WebSphere grew 10 percent at constant currency.  Within WebSphere, the key contributors, smarter commerce and mobile, grew double digits.  IBM’s Smarter Commerce initiative helps our clients transform their business processes to rapidly respond to shifting customer demands in today’s digitally-transformed marketplace.  Our mobile portfolio, led by Mobile First, combines security, analytics and app development software, to manage clients mobile infrastructure, regardless of device.

Information Management software grew 6 percent at constant currency.  Analytics runs through our full portfolio of solutions, enabling clients to develop and execute a big data strategy that connects their existing business data to new data sources, delivering business insights in real time.

Tivoli software was up 14 percent at constant currency with growth in each of the three key business areas.  Our security business had a great quarter with growth of 20 percent at constant currency.  In the age of mobile access and cloud infrastructure, security intelligence is critical to safeguarding data, transactions and everyday business operations.  Within Tivoli, Storage was up 17 percent at constant currency.  Storage software delivered its tenth consecutive quarter of double-digit growth.

Social Workforce Solutions grew 23 percent at constant currency, driven by the recent acquisition of Kenexa and our existing Smarter Workforce offerings.  In the second quarter IBM was ranked number 1 in enterprise social software for the fourth consecutive year by IDC.

Across the board, Software had a good quarter with solid top line performance.

Systems & Technology Segment

Systems and Technology revenue of $3.8 billion was down 12 percent year to year, or 7 percent at constant currency adjusting for the divestiture of Retail Store Solutions.

System z grew 11 percent at constant currency.  MIPS were up 23 percent year to year and we continue to have more than half of the MIPS from specialty engines, which were up double digits.  Last week we announced an agreement to acquire CSL International, which expands System z’s cloud capabilities including simplified management of virtualized Linux on z.

In PureSystems, we’ve now sold over 6000 systems in over 100 counties in the five quarters since announce.

While Power revenue was down 24 percent at constant currency, this does represent a 7 point improvement from last quarter’s rate.  Power continued to outperform the UNIX competition and gained share again this quarter.  And we continue to expand our Power platform to go after the Linux opportunity.  We expect the sequential improvement in Power will continue in the second half as adoption of our new Power 7+ products continues.

System x was down 10 percent at constant currency.

Storage hardware revenue was down 6 percent at constant currency, but flat including storage software, which is reported in Tivoli.  Strong double-digit growth in our mid-range Storwize products was offset by declines in our legacy OEM midrange offerings and softness in the high-end.  Our flash product offerings contributed 2 points of year-to-year growth to total storage.

Systems and Technology returned to profitability in the second quarter excluding workforce rebalancing charges, and we expect to remain profitable for the full year.

Cash Flow Analysis

Moving on to cash flow in the quarter, we generated $2.7 billion of free cash flow, down about $1 billion year to year.   Through the first half, our free cash flow of $4.4 billion was down about the same.

The first half year-to-year performance was impacted by a significant increase in cash taxes and lower accounts receivable collections.  This was mitigated by a year-to-year benefit from lower capital expenditures, and the benefit associated with the timing change of funding our 401K.

Looking at the uses of our cash in the first half, we acquired three smaller companies, Stored IQ, Star Analytics and Urbancode.  In the first week of July, we closed the larger SoftLayer acquisition.

We returned just over $8 billion to shareholders.  Of that, $6.1 billion was in share repurchases, and at the end of June we had $7.7 billion remaining in our buyback authorization.  We took our dividend up 12 percent in April, and through June we paid out $2 billion.  This is the eighteenth consecutive year that we raised our dividend, and the tenth year in a row of double-digit increases.

Balance Sheet

Turning to the balance sheet, we ended the quarter with a cash balance of $10.4 billion.

Total debt was $34.1 billion, of which nearly $25 billion was in support of our financing business, which is leveraged at a ratio of 7.2 to one.  Our non-financing debt was $9.3 billion and our non-financing debt-to-cap was 39 percent.

We continue to have a high degree of financial flexibility and our balance sheet remains strong to support the business over the long term.

2Q 2013 Summary

So, let me wrap up the quarter.

We had good performance in our higher margin businesses, like software and System z mainframe, and we had continued strong performance in our growth initiatives of Smarter Planet, business analytics and cloud.  We returned to growth in Global Business Services, led by Consulting and Systems Integration, and for total services we had the strongest backlog growth at constant currency in years.

At the same time, we took actions to better position our business for the future.  We rebalanced the workforce to align resources to the best opportunities.  And we announced, and recently closed, the acquisition of SoftLayer to enhance our capabilities in cloud.

As we move into the second half, we expect to continue our progress in areas like analytics and cloud and Smarter Planet, leverage the benefit from our workforce rebalancing activity, capture additional opportunities in cost and expense through net income, and of course, continue to return value to shareholders.  At the same time we are dealing with a more challenging currency environment.

Taking all of this into consideration, we are increasing our full year view of Operating EPS excluding the $1 billion workforce rebalancing charge, to at least $16.90.  This is a 20 cent increase from our previous view.  And, because we are no longer counting on a gain from a large divestiture in the second half, our “all in” view of Operating EPS is now at least $16.25.

All of this is consistent with our objective to achieve at least $20 of operating EPS in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, as always, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.